UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
September 26, 2014

Pioneer Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Missouri	333-103293	44-0607504
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

4700 Belleview Avenue, Suite 300, Kansas City, Missouri	64112
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (816) 756-2020

Not Applicable
(Former name, former address and former fiscal year, if
changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 8.01 Other Events.

 On September 26, 2014, the Board of Directors of Pioneer Financial Services, Inc. (the “Company”) adopted and approved a voluntary Remediation Action Plan (the “Plan”) developed in cooperation with MidCountry Bank (the “Bank”) to address certain issues identified by the Office of the Comptroller of the Currency (“OCC”) with respect to certain loans and related products that were originated or sold by the Bank to certain individuals (“Customers”) that were later sold to the Company or its subsidiaries.  The Plan, together with the Bank’s Remediation Action Plan (the “Bank Plan”)  provides a framework for carrying out, monitoring and assessing the provision of approximately $13.5 million in payments, credit balance and other account adjustments to those Customers whose loans are now held by the Company or its subsidiaries.  The Company expects to begin implementation of the Plan in October 2014 and will deposit approximately 110% of its cash remediation obligation (approximately $8.3 million) into an account (the “Account”) to be administered by an external independent consulting firm (the “Administrator”).  The Company will enter into an agreement with the Bank to pay the Bank for expenses incurred in administering the Plan.  The Company will fund the Account and its share of the expenses associated with the engagement of the Administrator and all other related costs and expense from a capital contribution from MidCountry Financial Corp., the Company's parent, which holds $20.0 million in escrow for this purpose.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Name	Title	Date

/s/ Laura V. Stack	Chief Financial Officer (Principal Financial	October 2, 2014
Laura V. Stack	Officer and Principal Accounting Officer)